Exhibit 10.4

NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation

Each non-employee director receives an annual fee of $48,000 in cash for serving on the Board of Directors. The Chairman of the Audit Committee of the Board of Directors receives an additional annual cash fee of $15,000. All fees in cash are payable in equal quarterly installments, payable in arrears.

Equity Compensation

Initial Grants. Newly-elected non-employee directors will be granted an option to purchase 30,000 shares of Everspin common stock (the “Initial Grant”). The shares underlying the Initial Grant will vest monthly over three years subject to continued service on each vesting date. In the event of a change in control, any unvested portion of the shares underlying an Initial Grant will fully vest and become exercisable immediately prior to the effective time of the change in control.

Annual Grants. On the date of each annual meeting of stockholders, each then current non-employee director may receive additional annual stock option grants or restricted stock unit grants (the “Annual Grant”), in an amount to be determined by the Compensation Committee. All stock options underlying an Annual Grant will vest monthly over one year from the date of grant.  The restricted stock units vest in full one year after the date of grant. In the event of a change in control, any unvested portion of the shares underlying an Annual Grant will fully vest and become exercisable immediately prior to the effective time of such change in control.